Exhibit 99.1

For Immediate Release:  August 15, 2007

Contact:  Jason A. Jenne

(901) 746-2005

True Temper Sports, Inc.

Announces 2007 Second Quarter Results

Results of Operations

Memphis, Tennessee…..August 15, 2007…..Today, True Temper Sports, Inc. (“True Temper” or the “Company”) announced its 2007 second quarter and year-to-date results of operations.  Net sales for the second quarter increased 7.7%, to $33.0 million from the $30.7 million recorded during the second quarter of 2006.  Net sales for the first six months of 2006 have held relatively stable at $62.6 million as compared to $62.3 million in the first six months of 2006; an increase of 0.5%.  Adjusted EBITDA (defined below) for the second quarter increased 3.8%, to $7.9 million from $7.6 million in the second quarter of 2006.  Adjusted EBITDA for the first six months decreased to $15.0 million from $16.3 million in the first six months of 2006.  The Company recorded a net loss for the 2007 second quarter and year-to-date periods of $2.3 million and $5.4 million, respectively.  During the comparable periods in 2006 the net loss was $1.7 million and $2.0 million, respectively.

In his comments about the Company’s performance, Scott Hennessy, President and CEO said, “As we had anticipated, sales for the second quarter increased on the strength of our new True Temper product offerings as well as an overall updraft provided by new club introductions and improvements in the global golf industry.  During the second quarter we saw further strength in the Royal Precision family of brands, related to the acquisition we completed in 2006, as well as continued stability in our base True Temper steel golf shaft business.  These positive factors more than offset a temporary decline experienced in our graphite golf product lines due to the timing of certain program launches by our key OEM partners.  In addition to the overall strengthening of our golf business, our performance sports business delivered a record quarter, increasing revenue by nearly 70% over the second quarter of 2006.  We are very pleased with our growth in the key categories of cycling and hockey, where new products and developing customer relationships are driving marketshare expansion for True Temper and ensuring that we fully execute on this critical diversification strategy.”

Mr. Hennessy continued, “Under normal circumstances we would expect an 8% revenue increase to generate more than a 4% increase in Adjusted EBITDA, but as communicated previously, we are facing some significant cost pressures in 2007.  A critical raw material input into the production of our steel golf shafts is nickel, which has been tracking between two and three times the pricing levels of 2006. We are also experiencing medical cost inflation pressure that is adversely impacting our overall labor costs and gross margins.  In addition to these two cost factors, our Mississippi steel facility has operated at less than peak efficiency, due in large part to the transition and training for production of the newly acquired Royal Precision products that are driving our top line growth.  We are addressing each of these issues impacting our margins, and given the overall backdrop, we were relatively pleased to deliver Adjusted EBITDA growth for the quarter.”

Outlook

Commenting about the Company’s outlook for the future, Mr. Hennessy said, “We have finally seen the turning point on the top line that had been anticipated for 2007, and based on the strength of our current sales and product programs with key OEMs, we expect year-over-year sales improvement for the remainder of the year.  In addition to the recovery of sales momentum for our golf shaft business, during the upcoming third and fourth quarters we are also putting programs in place that should continue to grow our performance sports sales by solid double digit percentages, and move this segment of our business well past 10% of our overall revenue base.”

Mr. Hennessy continued, “At this time, our outlook for bottom line profitability is not quite as optimistic as the revenue forecast.  The three key cost pressures that have impacted our first half results will remain a critical focus during the remainder of 2007.  Although nickel has moderated somewhat as of late, it continues to track at levels approaching twice that of 2006.  To address this issue we have instituted specific conservation programs and we are also reviewing alternate technologies and plating techniques, as well as our marketplace pricing policies.  In addition to materials, medical cost trend rates across the country are expected to continue to rise, and as a company we are working to address this issue.  We plan to implement changes to our medical plans that will maintain this important employee benefit but will also begin to reign in the double digit inflationary trend rates experienced for our medical expenses.  Lastly, we intend to make the necessary improvements in the operational efficiency of our Mississippi steel facility by focusing on lean manufacturing techniques and continuous quality improvement programs.  Overall, we believe that profitability growth will continue to lag behind the sales improvements during 2007, but the cost containment and efficiency programs we are putting in place now should pay dividends nicely in the later part of the year and position us very well as we enter 2008.

Conference Call

True Temper management is scheduled to discuss the Company’s operating performance in a conference call on Thursday, August 16, 2007 at 2:00pm Eastern Time.  Interested parties may participate by calling 888-577-8994 or 517-308-9015 just prior to the start time.  Callers should request the “True Temper Earnings Call,” with the passcode “True Temper.”  A replay of the conference call will be available from approximately 5:00pm Eastern Time on August 16, 2007 until 11:59pm Eastern Time on August 23, 2007.  The replay may be accessed by calling 800-839-4221 or 203-369-3188.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by the Company.  This document, including but not limited to comments under the “Outlook” section of this document, contains forward-looking statements.  All statements which address future operating or financial performance, events or developments that we expect, plan, believe, hope, wish, forecast, predict, intend, or anticipate will occur in the future, and other similar meanings or phrases, are forward-looking statements within the meaning of the Act.

The forward-looking statements are based on management’s current views and assumptions regarding future events and future operating or financial performance.  However, there are many risk factors, including but not limited to, the Company’s substantial leverage, the Company’s ability to service its debt, the general state of the economy, the Company’s ability to execute its plans, fluctuations in the availability and price of energy, fluctuations in the availability and price of raw materials, potentially significant increases to employee health and welfare costs, competitive factors, and other risks that could cause the actual results to differ materially from estimates or predictions contained in the Company’s forward-looking statements.  Additional information concerning the Company’s risk factors is contained from time to time in the Company’s public filings with the Securities and Exchange Commission, and recently in item 1A, Risk Factors, in our 2006 Annual Report on Form 10-K.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

Definitions

EBITDA and Adjusted EBITDA are non-GAAP measurements we believe gauge our liquidity and operating performance.   The Company’s definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedules.

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES
(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands)

	Quarter Ended		Year-To-Date
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
NET SALES	$33,037	$30,674	$62,616	$62,333
Cost of sales	22,609	19,830	42,171	39,915
GROSS PROFIT	10,428	10,844	20,445	22,418
Selling, general and administrative expenses	3,387	3,956	7,364	7,483
Amortization of intangible assets	3,738	3,466	7,474	6,927
Business development, start-up and transition costs	664	1,111	1,036	1,123
Loss on early extinguishment of long-term debt	—	—	755	—
OPERATING INCOME	2,639	2,311	3,816	6,885
Interest expense, net	6,274	5,017	12,279	9,863
Other expenses , net	9	28	22	48
INCOME (LOSS) BEFORE INCOME TAXES	(3,644)	(2,734)	(8,485)	(3,026)
Income tax expense (benefit)	(1,343)	(989)	(3,123)	(1,051)
NET INCOME (LOSS)	$(2,301)	$(1,745)	$(5,362)	$(1,975)

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES
(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	July 1, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,839	$3,055
Receivables, net	23,898	16,819
Inventories	26,822	23,208
Deferred tax assets	1,451	1,381
Prepaid expenses and other current assets	2,659	2,731
Total current assets	57,669	47,194
Property, plant and equipment, net	18,685	14,482
Goodwill	156,351	150,883
Intangible assets, net of accumulated amortization of $46,641 at July 1, 2007 and $39,167 at December 31, 2006	125,834	133,262
Deferred tax assets	2,979	—
Other assets	8,791	7,878
Total assets	$370,309	$353,699
LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$494	$1,257
Accounts payable	6,822	6,697
Accrued expenses and other current liabilities	11,917	9,904
Total current liabilities	19,233	17,858
Deferred tax liabilities	—	206
Long-term debt, net of current portion	260,226	239,149
Other liabilities	5,972	6,204
Total liabilities	285,431	263,417
STOCKHOLDER’S EQUITY
Common stock—par value $0.01 per share; authorized 1,000 shares; issued and outstanding 100 shares	—	—
Additional paid-in capital	111,943	111,943
Accumulated deficit	(27,059)	(21,697)
Accumulated other comprehensive income (loss), net of taxes	(6)	36
Total stockholder’s equity	84,878	90,282
Commitments and contingent liabilities	—	—
Total liabilities and stockholder’s equity	$370,309	$353,699

TRUE TEMPER SPORTS, INC. AND SUBSIDIARIES
(A wholly-owned subsidiary of True Temper Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Year-To-Date
	July 1, 2007	July 2, 2006
OPERATING ACTIVITIES
Net income (loss)	$(5,362)	$(1,975)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities, net of effects of acquisitions:
Depreciation	1,426	1,145
Amortization of deferred financing costs	745	652
Amortization of intangible assets	7,474	6,927
Loss on disposal of property, plant and equipment	8	25
Loss on early extinguishment of long-term debt	755	—
Deferred income taxes	(3,255)	(1,153)
Changes in operating assets and liabilities, net	(8,787)	(2,071)
Net cash provided by (used in) operating activities	(6,996)	3,550
INVESTING ACTIVITIES
Purchases of property, plant, equipment	(1,531)	(3,497)
Acquisition of business	(9,574)	—
Purchase of other assets	—	(15,450)
Other investing activity	(46)	(71)
Net cash used in investing activities	(11,151)	(19,018)
FINANCING ACTIVITIES
Proceeds from issuance of bank debt	45,000	18,000
Principal payments on bank debt	(24,686)	(2,691)
Payment of debt issuance costs	(2,263)	(1,057)
Other financing activity	(120)	(411)
Net cash provided by financing activities	17,931	13,841
Net increase (decrease) in cash and cash equivalents	(216)	(1,627)
Cash and cash equivalents at beginning of period	3,055	4,733
Cash and cash equivalents at end of period	$2,839	$3,106

EBITDA and Adjusted EBITDA Defined

EBITDA represents operating income or loss plus depreciation and amortization of intangible assets.  Adjusted EBITDA represents EBITDA plus business development, start-up and transition costs, loss on early extinguishment of long-term debt, severance related to the elimination of the Chief Operating Officer (“COO”) position, initial Sarbanes-Oxley compliance costs, and management service fees.  Not all adjustments described are applicable to the periods identified in the tables below.

EBITDA and Adjusted EBITDA for the periods indicated are calculated as follows:

	Quarter Ended		Year-To-Date
	July 1,	July 2,	July 1,	July 2,
	2007	2006	2007	2006
Operating income	$2,639	$2,311	$3,816	$6,885
Plus:
Depreciation	728	601	1,426	1,145
Amortization of intangible assets	3,738	3,466	7,474	6,927
EBITDA	7,105	6,378	12,716	14,957
Plus:
Business development, start-up and transition costs	664	1,111	1,036	1,123
Loss on early extinguishment of long-term debt	—	—	755	—
Severance related to elimination of COO position	—	—	240	—
Sarbanes-Oxley initial compliance costs	12	—	12	—
Management services fee	125	125	250	250
Adjusted EBITDA	$7,906	$7,614	$15,009	$16,330

EBITDA and Adjusted EBITDA reconciled to net cash provided by (used in) operating activities

EBITDA and Adjusted EBITDA are presented because they are widely accepted financial indicators used by certain investors and analysts as a measure of the Company’s liquidity and an indicator of the Company’s operating performance.  EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period, nor have they been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as substitutes for measures of liquidity or operating performance prepared in accordance with GAAP.

Following is a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities for the periods indicated:

	Quarter Ended		Year-To-Date
	July 1,	July 2,	July 1,	July 2,
	2007	2006	2007	2006
Adjusted EBITDA	$7,906	$7,614	$15,009	$16,330
Cash interest payments	(3,267)	(2,076)	(10,343)	(9,224)
Cash income tax payments	—	(27)	(78)	(73)
Business development, start-up and transition costs	(664)	(1,111)	(1,036)	(1,123)
Severance related to elimination of COO position	—	—	(240)	—
Sarbanes-Oxley initial compliance costs	(12)	—	(12)	—
Management services fee	(125)	(125)	(250)	(250)
Changes in working capital requirements and other	(3,638)	(1,171)	(10,046)	(2,110)

Net cash (used in) provided by operating activities	$200	$3,104	$(6,996)	$3,550